Exhibit 99

Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 13645 Hugh J. Gallagher, ext. 11029 Brenda A. Blake, ext. 13202	November 10, 2010
UGI Reports Earnings for Fiscal 2010
VALLEY FORGE, Pa., November 10 — UGI Corporation (NYSE: UGI) today reported net income attributable to UGI of $261.0 million, or $2.36 per diluted share, for its fiscal year ended September 30, 2010, compared to $258.5 million, or $2.36 per diluted share for the fiscal year ended September 30, 2009. Net income attributable to UGI for fiscal 2010 includes $0.16 per share from the previously announced gain on the sale of Atlantic Energy partially offset by a loss of $0.05 per share related to the termination of interest rate protection agreements and a litigation reserve at AmeriGas. As previously reported, UGI expects to report earnings in the range of $2.30 to $2.40 per diluted share for fiscal 2011.
For the fourth fiscal quarter ended September 30, 2010, the company reported net income attributable to UGI of $0.02 per diluted share compared to a seasonal net loss of $0.10 for the same period in 2009. Net income attributable to UGI for this quarter includes the impact of the gain from the sale of Atlantic Energy partially offset by the impact of the litigation reserve at AmeriGas.
Lon R. Greenberg, chairman and chief executive officer of UGI, said, “Our fiscal 2010 earnings performance was in line with our expectations. These results, coupled with the 25% dividend increase announced in April, once again demonstrate the merits of UGI as a growth and income investment. Our portfolio of energy distribution and marketing businesses continues to generate diversified earnings, cash flows and investment opportunities. In 2010 we made significant progress in positioning UGI for future earnings growth. Our previously announced gas-fired generation and liquefied natural gas storage investments remain on schedule. We recently completed four European LPG acquisitions, significantly expanding Flaga’s operating presence in several attractive markets. In August, our Midstream & Marketing business announced that it plans to invest approximately $300 million over the next two years to support the development of natural gas infrastructure in the Marcellus Shale region, including investments to support a joint project under development with NiSource Gas Transmission and Storage.
Segment Performance (Millions, except where otherwise indicated)
AmeriGas Propane:

For the fiscal year ended September 30,	2010	2009	Increase (decrease)
Revenues	$2,320.3	$2,260.1	$60.2	2.7%
Total margin (a)	$925.2	$943.6	$(18.4)	(1.9)%
Partnership EBITDA	$321.0	$381.4	$(60.4)	(15.8)%
Operating income	$235.8	$300.5	$(64.7)	(21.5)%
Retail gallons sold	893.4	928.2	(34.8)	(3.7)%
Degree days — % (warmer) than normal	(2.2)%	(3.1)%

Net income attributable to UGI	$47.3	$65.0	$(17.7)	(27.2)%
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UGI Reports Earnings for Fiscal 2010	Page 2
•	Weather was 0.9% cooler than in the prior-year period.

•	Volume declined primarily due to the lingering effects of the recession and continued customer conservation.

•	Total margin decreased as the impact of lower volumes sold was partially offset by slightly higher average retail unit margins.

•	Operating income decreased primarily due to the absence of the $39.9 million pre-tax gain on the sale of a storage facility in fiscal 2009, the decline in total margin, and the previously announced $12.2 million loss on the discontinuance of interest rate hedges partially offset by the beneficial impact of lower operating and administrative expenses.
International Propane (in euros, except where otherwise indicated):

For the fiscal year ended September 30,	2010	2009	Increase (decrease)
Revenues	€763.1	€712.7	€50.4	7.1%
Total margin (a)	€345.8	€392.7	€(46.9)	(11.9)%
Operating income	€82.4	€116.3	€(33.9)	(29.1)%
Antargaz retail gallons sold	279.9	289.3	(9.4)	(3.2)%
Antargaz degree days — % (warmer) than normal	(0.5)%	(2.9)%

Net income attributable to UGI (in USD)	$58.8	$78.3	$(19.5)	(24.9)%
•	Weather in France was 2.5% colder than in the prior-year period.

•	Antargaz volume decreased primarily as a result of reduced demand for crop drying early in Fiscal 2010, the effects of customer conservation and the lingering effects of the economic recession.

•	Total margin decreased due to the return of more normal unit margins at Antargaz and, to a much lesser extent, lower Antargaz retail gallons sold.

•	Operating income decreased from the prior-year period, reflecting the decrease in total margin partially offset by the absence of the €7.1 million charge related to competition authority proceedings in France and lower operating and administrative expenses.
Gas Utility:

For the fiscal year ended September 30,	2010	2009	Increase (decrease)
Revenues	$1,047.5	$1,241.0	$(193.5)	(15.6)%
Total margin (a)	$394.1	$387.8	$6.3	1.6%
Operating income	$175.3	$153.5	$21.8	14.2%
System throughput — billions of cubic feet (“bcf”)	153.9	149.7	4.2	2.8%
Degree days — % colder (warmer) than normal	(5.3)%	4.1%

Net income attributable to UGI	$83.1	$70.3	$12.8	18.2%
•	Weather was 9.5% warmer than in the prior-year period.

•	Total system throughput increased principally as a result of higher volumes delivered to lower margin interruptible delivery service customers partially offset by a 6.2 bcf (9%) decrease in volumes sold and transported to core market customers. The decrease in core market volumes was primarily the result of warmer weather in fiscal 2010 and to a lesser extent the sluggish economy and customer conservation.

•	Total margin increased as the impact of the decline in core market volumes was more than offset by the beneficial impact of the higher authorized base rates at PNG Gas and CPG Gas.

•	Operating and administrative expenses decreased $15.6 million primarily related to lower provisions for uncollectible accounts and reduced net customer assistance expenses ($11.5 million) and lower costs associated with environmental matters ($6.6 million).

•	Operating income increased due to the lower operating and administrative expenses and the increase in total margin.
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UGI Reports Earnings for Fiscal 2010	Page 3
Electric Utility:

For the fiscal year ended September 30,	2010	2009	Increase (decrease)
Revenues	$120.2	$138.5	$(18.3)	(13.2)%
Total margin (a)	$36.5	$39.3	$(2.8)	(7.1)%
Operating income	$13.7	$15.4	$(1.7)	(11.0)%
Distribution sales — millions of kilowatt hours (“gwh”)	972.6	965.7	6.9	0.7%

Net income attributable to UGI	$6.8	$8.0	$(1.2)	(15.0)%
•	Kilowatt-hour sales were higher than in the prior-year period reflecting the impact of warmer weather on air conditioning-related sales.

•	The decrease in total margin is a result of lower average unit margins under default service rates which became effective January 1, 2010.

•	The decrease in operating income reflects the decrease in total margin partially offset by slightly lower operating and administrative expenses.
Midstream & Marketing:

For the fiscal year ended September 30,	2010	2009	Increase (decrease)
Revenues	$1,145.9	$1,224.7	$(78.8)	(6.4)%
Total margin (a)	$135.2	$126.2	$9.0	7.1%
Operating income	$120.0	$64.8	$55.2	85.2%

Net income attributable to UGI	$68.2	$38.1	$30.1	79.0%
•	The decrease in revenues resulted primarily from lower gas marketing revenues associated with lower average natural gas prices.

•	The increase in total margin was mainly due to higher total margin from energy marketing activities partially offset by lower total margin from electric generation. Natural gas marketing total margin increased $10.5 million as a result of higher average unit margins. Retail power marketing total margin increased $7.7 million, the result of higher volumes sold and higher average unit margins. Total margin from electric generation decreased $6.9 million primarily due to lower electricity prices.

•	Operating and administrative expenses decreased $4.8 million, principally from lower operating and maintenance costs associated with the Hunlock generating station which ceased operating in May 2010 as it transitions to a gas-fired generating station.

•	Operating income increased as a result of the pre-tax gain on the sale of Atlantic Energy ($36.5 million), the increase in total margin and lower operating and administrative expenses.

(a)	Total margin represents total revenues less total cost of sales. Total margin for Electric Utility represents total revenues less total cost of sales and revenue-related taxes.
About UGI
UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI owns 44% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.
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UGI Reports Earnings for Fiscal 2010	Page 4
UGI Corporation will hold a live Internet audio webcast of its conference call to discuss fiscal 2010 earnings and other current activities at 4:00 PM ET on Wednesday, November 10, 2010. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investor.shareholder.com/ugi/events.cfm or at the company website http://www.ugicorp.com and click on Investor Relations. A telephonic replay will be available from 7:00 PM ET on November 10 through midnight November 12. The replay may be accessed at 1-800-642-1687, passcode 67804318 and International access 1-706-645-9291, passcode 67804318.
Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, domestic and international political, regulatory and economic conditions including currency exchange rate fluctuations (particularly the euro), the timing of development of Marcellus Shale gas production, and the timing and success of our acquisitions, commercial initiatives, and investments to grow our business. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C — 20	###	11/10/10

UGI CORPORATION
REPORT OF EARNINGS
(Millions of dollars, except per share)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
AmeriGas Propane	$381.0	$337.0	$2,320.3	$2,260.1
International Propane	174.4	174.7	1,059.5	955.3
Gas Utility	125.2	110.9	1,047.5	1,241.0
Electric Utility	29.3	33.7	120.2	138.5
Midstream & Marketing	196.4	217.6	1,145.9	1,224.7
Corporate & Other (a)	(15.9)	(14.6)	(102.0)	(81.8)

Total revenues	$890.4	$859.3	$5,591.4	$5,737.8

Operating income (loss):
AmeriGas Propane	$(25.4)	$(16.7)	$235.8	$300.5
International Propane	(10.6)	(2.7)	117.0	151.4
Gas Utility	6.7	3.7	175.3	153.5
Electric Utility	2.6	1.6	13.7	15.4
Midstream & Marketing	44.6	4.8	120.0	64.8
Corporate & Other (a)	0.9	1.6	(2.6)	(0.3)

Total operating income (loss)	18.8	(7.7)	659.2	685.3
Loss from equity investees	(0.2)	(2.3)	(2.1)	(3.1)

Interest expense:
AmeriGas Propane	(14.9)	(16.6)	(65.1)	(70.3)
International Propane	(6.0)	(6.9)	(25.4)	(26.6)
Gas Utility	(10.0)	(10.5)	(40.5)	(42.2)
Electric Utility	(0.5)	(0.4)	(1.8)	(1.7)
Midstream & Marketing	(0.2)	—	(0.2)	—
Corporate & Other, net (a)	(0.3)	0.0	(0.8)	(0.3)

Total interest expense	(31.9)	(34.4)	(133.8)	(141.1)

(Loss) income before income taxes	(13.3)	(44.4)	523.3	541.1
Income tax (expense) benefit	(5.1)	12.9	(167.6)	(159.1)

Net (loss) income	(18.4)	(31.5)	355.7	382.0
Less: net loss (income) attributable to noncontrolling interests, principally in AmeriGas Partners, L.P.	20.5	20.5	(94.7)	(123.5)

Net income (loss) attributable to UGI Corporation	$2.1	$(11.0)	$261.0	$258.5

Earnings (loss) per share attributable to UGI shareholders:
Basic	$0.02	$(0.10)	$2.38	$2.38

Diluted	$0.02	$(0.10)	$2.36	$2.36

Average common shares outstanding (thousands):
Basic	110,358	108,842	109,588	108,523

Diluted	111,470	108,842	110,511	109,339

Supplemental information:
Net income (loss) attributable to UGI Corporation:
AmeriGas Propane	$(9.2)	$(6.6)	$47.3	$65.0
International Propane	(11.7)	(8.4)	58.8	78.3
Gas Utility	(0.4)	(1.1)	83.1	70.3
Electric Utility	1.1	0.7	6.8	8.0
Midstream & Marketing	22.1	2.7	68.2	38.1
Corporate & Other (a)	0.2	1.7	(3.2)	(1.2)

Total net income (loss) attributable to UGI Corporation	$2.1	$(11.0)	$261.0	$258.5

(a)	Corporate & Other includes the elimination of certain intercompany transactions.